STEMCELLS FILES SECOND SUIT AGAINST NEURALSTEM TO PROTECT INTELECTUAL PROPERTY

PALO ALTO, Calif., (May 12, 2008) – StemCells, Inc. (NASDAQ: STEM) announced today that it has moved to protect its reputation and intellectual property rights by filing suit against Neuralstem, Inc. in U.S federal court in Northern California for patent infringement, libel and unfair competition.

Specifically, on May 7, 2008, StemCells filed suit alleging patent infringement against Neuralstem and its founders. The California action alleges that Neuralstem and its two founders infringed the Company’s U.S. Patent No. 7,115,418 (methods of proliferating human neural stem cells) and its recently issued U.S. Patent Number 7,361,505 (neural stem cell compositions of matter). The two patents had not previously been asserted by StemCells against Neuralstem and are not part of the pending Maryland litigation initiated by StemCells in 2006, which is currently on hold by court order. Further, the California action alleges that Neuralstem has engaged in a campaign of misinformation about StemCells’ patents and proceedings before the U.S. Patent Office. StemCells is seeking compensatory and enhanced damages as well as injunctive relief.

StemCells is aware that on May 7, 2008, in a press release, Neuralstem accused the Company of engaging in fraud and misconduct in its procurement of the ‘505 patent. The same day, Neuralstem filed suit in Maryland alleging fraud and misconduct by StemCells and seeking to invalidate the ‘505 patent. Neuralstem’s repeated false statements and public accusations over the past year, culminating in its allegations on the procurement of the ‘505 patent this month, together with its continued and willful infringement of StemCells’ intellectual property, necessitated the Company’s California action.

“While we are disappointed that Neuralstem chose to escalate matters, we have a duty to our shareholders to protect our good name and the significant value of our intellectual property portfolio built over the years,” said Martin McGlynn, President and CEO of StemCells, Inc. “Litigation of this type can be very time consuming and expensive and might have been avoided had Neuralstem chosen to negotiate a license as others have. We are confident that in the fullness of time the courts will find that Neuralstem has infringed our intellectual property rights.”

Mr. McGlynn added, “I want to emphasize that our intellectual property portfolio provides many layers of protection for our neural stem cell technology, including our HuCNS-SC® product candidate. Regardless of Neuralstem’s aggressive actions, it is important to realize what is at stake here. We are litigating whether Neuralstem has freedom to operate, not whether we do.”

Regarding the Maryland litigation currently on hold, Mr. McGlynn remarked, “The Patent Office has affirmed the first two of our patents under reexamination, but we are still actively prosecuting the remaining ones and we will seek important clarifications from the Patent Office as part of that process. Once the reexaminations of all of these patents have been fully settled, we will move to reopen the Maryland litigation and have our day in court. For now, we will actively advance our case in California to protect our intellectual property.”

StemCells, Inc., together with its wholly-owned StemCells California, Inc., owns or has exclusive rights to more than 50 issued or allowed U.S. patents and more than 150 granted or allowed non-U.S. patents. Most of these have application to the selection, expansion or use of neural stem cells, and include claims which cover compositions of matter, methods of identifying, isolating and enriching neural stem and progenitor cell populations, and methods of using these cells for therapeutic applications as well as for drug discovery and screening.

About StemCells, Inc.
StemCells, Inc. is a clinical-stage biotechnology company focused on the discovery, development and commercialization of cell-based therapeutics to treat diseases of the central nervous system and liver. The Company’s product development programs seek to repair or repopulate CNS and liver tissue that has been damaged or lost as a result of disease or injury. StemCells has pioneered the discovery and development of HuCNS-SC® cells, its highly purified, expandable population of human neural stem cells. StemCells has completed enrollment and dosing of a six patient Phase I clinical trial of its proprietary HuCNS-SC product candidate as a treatment for neuronal ceroid lipofuscinosis (NCL) and expects the trial to be completed in early 2009. NCL, which is often referred to as Batten disease, is a rare and fatal neurodegenerative disease that affects infants and young children. Further information about the Company is available on its web site at: www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements regarding, among other things, the future business operations of StemCells, Inc. (the “Company”). These forward-looking statements speak only as of the date of this news release. StemCells does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in the forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current operations and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals and continued patent prosecution efforts; uncertainty regarding the validity and enforceability of the Company’s existing patents, which may be questioned or contested through requests for reexamination and other legal proceedings; and other factors that are described under the heading “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K.

Contact:

StemCells, Inc.
Rodney Young, 650-475-3100 ext 105
Chief Financial Officer
irpr@stemcellsinc.com